Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on November 12, 2008 pertaining to the Amended and Restated 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC of our report dated March 25, 2008, with respect to the consolidated and combined financial statements of Och-Ziff Capital Management Group LLC and subsidiaries (prior to November 14, 2007, Och-Ziff Operating Group) included in its Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 12, 2008